Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE QUARTERLY PERIOD ENDED MAY 4, 2013

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

Item 1.	Financial Statements

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	May 4, 2013	February 2, 2013	April 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$179	$187	$146
Accounts and other receivables	105	115	107
Merchandise inventories	1,582	1,589	1,508
Current deferred tax assets	67	67	77
Prepaid expenses and other current assets	77	87	65
Total current assets	2,010	2,045	1,903
Property and equipment, net	2,017	2,049	2,072
Goodwill	361	361	361
Deferred tax assets	103	103	98
Due from affiliates, net	742	731	438
Other assets	104	107	123
Total Assets	$5,337	$5,396	$4,995

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$766	$937	$708
Short-term borrowings from Parent	294	22	45
Accrued expenses and other current liabilities	502	568	499
Income taxes payable	118	174	84
Current portion of long-term debt	24	27	24
Total current liabilities	1,704	1,728	1,360
Long-term debt	2,615	2,552	2,554
Deferred tax liabilities	385	394	405
Deferred rent liabilities	357	350	329
Other non-current liabilities	140	143	133
Total stockholder’s equity	136	229	214
Total Liabilities and Stockholder’s Equity	$5,337	$5,396	$4,995
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012
Net sales	$1,646	$1,784
Other revenues (1)	25	29
Total revenues	1,671	1,813
Cost of sales	1,043	1,116
Cost of other revenues	1	1
Gross margin	627	696
Selling, general and administrative expenses (1)	625	625
Depreciation and amortization	64	62
Other income, net (1)	(22)	(17)
Total operating expenses	667	670
Operating (loss) earnings	(40)	26
Interest expense (1)	(58)	(57)
Interest income (1)	16	9
Loss before income taxes	(82)	(22)
Income tax benefit	31	8
Net loss	$(51)	$(14)

(1) Includes the following income (expenses) resulting from transactions with related parties (see Note 8 entitled “Related party transactions” for further details):

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012
Other revenues	$16	$18
Selling, general and administrative expenses	(80)	(84)
Other income, net	8	8
Interest expense	(4)	(4)
Interest income	16	9
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012
Net loss	$(51)	$(14)
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(6)	9
Total other comprehensive (loss) income, net of tax	(6)	9
Comprehensive loss, net of tax	$(57)	$(5)
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012
Cash Flows from Operating Activities:
Net loss	$(51)	$(14)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	64	62
Amortization of debt issuance costs and debt discount	7	7
Deferred income taxes	(6)	1
Other	5	9
Changes in operating assets and liabilities:
Accounts and other receivables	10	16
Merchandise inventories	5	70
Prepaid expenses and other operating assets	6	(29)
Due from affiliates, net	(11)	(3)
Accounts payable, Accrued expenses and other liabilities	(228)	(171)
Income taxes payable and receivable	(56)	(20)
Net cash used in operating activities	(255)	(72)
Cash Flows from Investing Activities:
Capital expenditures	(45)	(39)
Proceeds from sales of fixed assets	2	6
Net cash used in investing activities	(43)	(33)
Cash Flows from Financing Activities:
Long-term debt borrowings	72	297
Long-term debt repayments	(13)	(80)
Short-term borrowings from Parent	587	385
Repayments of short-term borrowings to Parent	(315)	(464)
Dividends paid to Parent	(40)	(35)
Capitalized debt issuance costs	—	(2)
Net cash provided by financing activities	291	101
Effect of exchange rate changes on Cash and cash equivalents	(1)	1
Cash and cash equivalents:
Net decrease during period	(8)	(3)
Cash and cash equivalents at beginning of period	187	149
Cash and cash equivalents at end of period	$179	$146
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
(Unaudited)

	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholder’s Equity
(In millions)
Balance, January 28, 2012	$3,686	$—	$(3,436)	$250
Net loss	—	—	(14)	(14)
Total other comprehensive income, net of tax	—	9	—	9
Stock compensation expense	1	—	—	1
Contribution arising from tax allocation arrangement	3	—	—	3
Dividends paid to Parent	(35)	—	—	(35)
Balance, April 28, 2012	$3,655	$9	$(3,450)	$214

Balance, February 2, 2013	$3,575	$3	$(3,349)	$229
Net loss	—	—	(51)	(51)
Total other comprehensive loss, net of tax	—	(6)	—	(6)
Stock compensation expense	2	—	—	2
Contribution arising from tax allocation arrangement	2	—	—	2
Dividends paid to Parent	(40)	—	—	(40)
Balance, May 4, 2013	$3,539	$(3)	$(3,400)	$136
 See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation
Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We operate Toys “R” Us stores in the United States, Canada and Puerto Rico; Babies “R” Us stores in the United States; and Internet businesses in the United States and Canada.
The Condensed Consolidated Balance Sheets as of May 4, 2013, February 2, 2013 and April 28, 2012, the Condensed Consolidated Statements of Operations, the Condensed Consolidated Statements of Comprehensive Loss, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Equity for the thirteen weeks ended May 4, 2013 and April 28, 2012, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen weeks then ended. The Condensed Consolidated Balance Sheet at February 2, 2013, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended February 2, 2013 (“Annual Financial Statements”), but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended February 2, 2013 included as an exhibit to Parent’s Form 8-K filed on May 3, 2013. The results of operations for the thirteen weeks ended May 4, 2013 and April 28, 2012 are not necessarily indicative of operating results for the full year.
Prior Period Correction
We have corrected the Condensed Consolidated Balance Sheet previously reported as of April 28, 2012 to reflect certain insurance claim liabilities self-insured by our Parent as third party liabilities, since we are the primary obligor and no legal right of offset existed with other amounts due from our Parent.  These insurance liabilities were previously netted within the Due from affiliates, net balance. As such, we have reclassified $35 million from Due from affiliates, net to Accrued expenses and other current liabilities as of April 28, 2012 and $58 million from Due from affiliates, net to Other non-current liabilities as of April 28, 2012 to correctly present our third party insurance liabilities on a gross basis. The items included represent self-insurance reserves for workers compensation, general liability, auto liability, property, medical, prescription drug and dental insurance.  The correction had no effect on our previously reported Condensed Consolidated Statement of Operations, Condensed Consolidated Statement of Comprehensive Loss, Condensed Consolidated Statement of Stockholder’s Equity and no net effect on the Condensed Consolidated Statement of Cash Flows.
Subsequent Events
We have performed an evaluation of subsequent events through June 18, 2013, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Long-term debt
A summary of the Company’s consolidated Long-term debt as of May 4, 2013, February 2, 2013 and April 28, 2012 is outlined in the table below:

(In millions)	May 4, 2013	February 2, 2013	April 28, 2012
Secured revolving credit facility, expires fiscal 2015	$61	$—	$—
Secured term loan facility, due fiscal 2016	676	677	681
7.375% senior secured notes, due fiscal 2016	361	361	363
8.500% senior secured notes, due fiscal 2017 (1)	718	718	717
Incremental secured term loan facility, due fiscal 2018	390	391	393
Second incremental secured term loan facility, due fiscal 2018	219	220	220
8.750% debentures, due fiscal 2021 (2)	22	22	22
Finance obligations associated with capital projects	165	156	149
Capital lease obligations	27	34	33
	2,639	2,579	2,578
Less current portion	24	27	24
Total Long-term debt (3)	$2,615	$2,552	$2,554

(1)	Represents obligations of Toys “R” Us Property Company II, LLC, our indirect wholly-owned subsidiary.

(2)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(3)
We maintain derivative instruments on certain of our long-term debt, which impacts our effective interest rates. Refer to Note 3 entitled “Derivative instruments and hedging activities” for further details. In addition, intercompany loans with our Parent and its other subsidiaries are not included within our long-term debt balances. Refer to Note 8 entitled “Related party transactions” for further details.

Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ ability to:

•	incur certain additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	place limits on the transfer of money between us and our various subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.
The amount of net assets that were subject to such restrictions was approximately $136 million as of May 4, 2013. Our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default and cross acceleration provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of May 4, 2013, we have funds available to finance our operations under our secured revolving credit facility (“ABL Facility”) through August 2015.

The total fair values of our Long-term debt, with carrying values of approximately $2,639 million, $2,579 million and $2,578 million at May 4, 2013, February 2, 2013 and April 28, 2012, were $2,705 million, $2,612 million and $2,606 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods. A portion of these instruments are classified as Level 3, as these are not publicly traded and therefore we are unable to obtain quoted market prices. The fair value of these Level 3 debt instruments totaled approximately $253 million, $190 million and $182 million at May 4, 2013, February 2, 2013 and April 28, 2012, respectively.
Borrowing Availability
At May 4, 2013, under our ABL Facility, we had outstanding borrowings of $61 million, a total of $111 million of outstanding letters of credit and excess availability of $949 million. We are also subject to a minimum excess availability covenant, which was $125 million at May 4, 2013, with remaining availability of $824 million in excess of the minimum covenant level.
Subsequent Event
Secured term loan facility, due fiscal 2016 ($676 million at May 4, 2013)
The Secured term loan facility contains a provision that requires us to repay a specified percentage of excess cash flow generated in the previous fiscal year, as defined in the agreement, starting with the fiscal year ended January 28, 2012. As a result, we borrowed approximately $50 million under our ABL Facility on May 31, 2013 to fund the partial repayment of the Secured Term Loan Facility, including the Incremental and Second Incremental Secured Term Loans on a pro-rata basis. As such, we have continued to classify the $50 million repayment under the secured term loans as long-term on our Condensed Consolidated Balance Sheet.

3. Derivative instruments and hedging activities
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR rates. Some of our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. As of May 4, 2013, our interest rate contracts have various maturity dates through September 2016. A portion of our interest rate swaps and caps as of May 4, 2013 are designated as cash flow and fair value hedges in accordance with Accounting Standards Codification (“ASC”) Topic 815, “Derivatives and Hedging.”
The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive (loss) income; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for the thirteen weeks ended May 4, 2013 and April 28, 2012, respectively. Reclassifications from Accumulated other comprehensive (loss) income to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We expect to reclassify a net loss of $2 million over the next 12 months to Interest expense from Accumulated other comprehensive (loss) income.
The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the change in the fair value of the derivative and the underlying hedged item separately. For our derivative that is designated as a fair value hedge, we recorded approximately a $1 million net gain in earnings related to ineffectiveness for the thirteen weeks ended May 4, 2013 and April 28, 2012, respectively.
Certain of our agreements with credit-risk related contingent features contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At May 4, 2013, February 2, 2013 and April 28, 2012, we did not have any derivative liabilities related to agreements that contain credit-risk related contingent features. As of May 4, 2013, February 2, 2013 and April 28, 2012, we were not required to post collateral for any of these derivatives.
Foreign Exchange Contracts
We enter into foreign currency forward contracts to economically hedge the USD merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with subsidiaries of us or our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.
Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At May 4, 2013 and April 28, 2012, derivative liabilities related to agreements that contain credit-risk related contingent features had a nominal fair value and a fair value of $1 million, respectively. At February 2, 2013, we had no derivative liabilities related to agreements that contained credit-risk related contingent features. We are not required to post collateral for these contracts.
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive (loss) income on our Condensed Consolidated Statements of Stockholder’s Equity for the thirteen weeks ended May 4, 2013 and April 28, 2012:

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012
Derivatives designated as cash flow hedges:
Beginning balance	$(2)	$(3)
Change in fair value recognized in Accumulated other comprehensive (loss) income - Interest Rate Contracts (1)	—	—
Ending balance	$(2)	$(3)

(1)	Reclassifications from Accumulated other comprehensive (loss) income to Interest expense were nominal for the thirteen weeks ended May 4, 2013 and April 28, 2012.
The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen weeks ended May 4, 2013 and April 28, 2012:

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	$(1)	$—
Loss on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	—	(1)
	(1)	(1)
Derivative designated as a fair value hedge:
Gain (loss) on the change in fair value - Interest Rate Contract	1	(1)
Gain recognized in interest expense on hedged item	—	2
	1	1
Total Interest expense	$—	$—

(1)
Gains and losses related to our short-term, intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans.

The following table contains the notional amounts and related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of May 4, 2013, February 2, 2013 and April 28, 2012:

	May 4, 2013		February 2, 2013		April 28, 2012
	Notional	Fair Value Assets/	Notional	Fair Value Assets/	Notional	Fair Value Assets/
(In millions)	Amount	(Liabilities)	Amount	(Liabilities)	Amount	(Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$700	$—	$700	$—	$700	$—
Interest Rate Contract designated as a fair value hedge:
Other assets	350	19	350	18	350	17
Interest Rate Contracts not designated for hedge accounting:
Other assets	300	—	300	—	300	—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	21	—	25	—	25	—
Accrued expenses and other current liabilities	$57	$—	$—	$—	$49	$(1)
Total derivative contracts outstanding:
Prepaid expenses and other current assets	$21	$—	$25	$—	$25	$—
Other assets	1,350	19	1,350	18	1,350	17
Total derivative assets (1)	$1,371	$19	$1,375	$18	$1,375	$17

Accrued expenses and other current liabilities	$57	$—	$—	$—	$49	$(1)
Total derivative liabilities (1)	$57	$—	$—	$—	$49	$(1)

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

Offsetting of Derivatives
We present our derivatives at gross fair values in the Condensed Consolidated Balance Sheets. However, some of our interest rate and foreign exchange contracts are subject to master netting arrangements which allow net settlements under certain conditions. As of May 4, 2013, February 2, 2013 and April 28, 2012, the aggregate gross fair value of derivative liabilities which could be net settled against our derivative assets were nominal, and the aggregate gross fair value of derivative assets which could be net settled against our derivative liabilities were nominal. As of May 4, 2013, February 2, 2013 and April 28, 2012, none of the master netting arrangements involved collateral.

4. Fair value measurements
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.
The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.
For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements taking into account the impact of any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. We measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. The portfolio-level adjustments are then allocated each period to the individual assets or liabilities within the portfolio.
The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty’s credit spread to the applicable exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from our debt, which are considered unobservable inputs. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. Generally, significant increases (decreases) in our own credit spread in isolation would result in significantly lower (higher) fair value measurement for these derivatives. Based on the mixed input valuation, we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period.
Cash Equivalents
Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. Due to the nature and short maturity of these investments, their carrying amount approximates fair value. Therefore, we have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.
The table below presents our assets and liabilities measured at fair value on a recurring basis as of May 4, 2013, February 2, 2013 and April 28, 2012, aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at May 4, 2013
Assets
Cash equivalents	$53	$—	$—	$53
Derivative financial instruments:
Interest rate contracts	$—	$19	$—	$19
Total assets	$53	$19	$—	$72

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at February 2, 2013
Assets
Cash equivalents	$50	$—	$—	$50
Derivative financial instruments:
Interest rate contracts	—	18	—	18
Total assets	$50	$18	$—	$68

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at April 28, 2012
Assets
Derivative financial instruments:
Interest rate contracts	$—	$17	$—	$17
Total assets	$—	$17	$—	$17
Liabilities
Derivative financial instruments:
Foreign exchange contracts	$—	$1	$—	$1
Total liabilities	$—	$1	$—	$1
For the thirteen weeks ended May 4, 2013 and April 28, 2012, we had no derivative financial instruments within Level 3 of the fair value hierarchy.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The fair value measurements related to long-lived assets held and used and held for sale classified as Level 3 were determined using a discounted cash flow valuation method. For those assets classified as Level 2 a relative, market-based approach based on offers was utilized.
There have been no changes in valuation technique or related inputs for the thirteen weeks ended May 4, 2013 and April 28, 2012.
The table below presents our long-lived assets evaluated for impairment measured at fair value on a nonrecurring basis for the thirteen weeks ended April 28, 2012, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at April 28, 2012. As of May 4, 2013 and April 28, 2012, we did not have any long-lived assets classified as Level 1 within the fair value hierarchy. For the thirteen weeks ended May 4, 2013, we recorded nominal impairment losses.

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$4	$2	$—	$2
Balance, April 28, 2012	4	2	—	2

5. Income taxes
The following table summarizes our income tax benefit and effective tax rates for the thirteen weeks ended May 4, 2013 and April 28, 2012:

	13 Weeks Ended
($ In millions)	May 4, 2013	April 28, 2012
Loss before income taxes	$(82)	$(22)
Income tax benefit	31	8
Effective tax rate	(37.8)%	(36.4)%
The effective tax rates for the thirteen weeks ended May 4, 2013 and April 28, 2012 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 39.3% for the thirteen weeks ended May 4, 2013 compared to 39.3% for the same period last year.
For the thirteen weeks ended May 4, 2013, our effective tax rate was impacted by a tax expense of $1 million related to state income taxes. For the thirteen weeks ended April 28, 2012, our effective tax rate was impacted by tax expense of approximately $1 million related to changes to our liability for uncertain tax positions.

6. Segments
Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile (including baby) product offerings in the United States and Puerto Rico, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Domestic and Canada segments also include their respective Internet operations. Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any major customers as a source of revenue.
Our percentages of consolidated Total revenues by product category for the thirteen weeks ended May 4, 2013 and April 28, 2012 were as follows:

	13 Weeks Ended
	May 4, 2013	April 28, 2012
Core Toy	11.9%	11.4%
Entertainment	7.2%	8.2%
Juvenile	49.0%	49.1%
Learning	16.8%	15.9%
Seasonal	13.4%	13.4%
Other (1)	1.7%	2.0%
Total	100%	100%

(1)	Consists primarily of licensing fees from Parent’s foreign affiliates and certain third party licensees, as well as other non-product related revenues.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.
A summary of financial results by reportable segment is as follows:

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012
Total revenues
Domestic	$1,499	$1,639
Canada	172	174
Total revenues	$1,671	$1,813
Operating (loss) earnings
Domestic	$(2)	$58
Canada	7	9
Corporate and other	(45)	(41)
Operating (loss) earnings	(40)	26
Interest expense	(58)	(57)
Interest income	16	9
Loss before income taxes	$(82)	$(22)

(In millions)	May 4, 2013	February 2, 2013	April 28, 2012
Merchandise inventories
Domestic	$1,396	$1,421	$1,325
Canada	186	168	183
Total Merchandise inventories	$1,582	$1,589	$1,508

7. Litigation and legal proceedings
In October 2012, the Massachusetts Supreme Judicial Court granted the Company’s request for direct appellate review of a judgment in the amount of approximately $20 million, including $18 million in punitive damages, that was entered against the Company in a wrongful death products liability case entitled Aleo v. SLB Toys USA, Inc., et al. (Superior Court of Massachusetts, Essex County, No. 2008-02149-A) (the “Judgment”). Oral argument concerning this appeal was held on May 6, 2013. In November 2012, the Company posted an appellate bond in the amount of $24 million, which represents the amount of the Judgment plus anticipated post-judgment interest. We believe that we have certain claims against the manufacturer of the product and that the punitive damage award is not appropriate. We have accrued an amount related to this matter and believe that the ultimate resolution will not have a material impact on the Condensed Consolidated Financial Statements.
In addition to the litigation discussed above, we and our Parent are, and in the future may be, involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our Parent’s historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

8. Related party transactions
Transactions with the Sponsors — Our Parent is owned by an investment group led by entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009 (“Advisory Agreement”). The management and advisory fees paid to the Sponsors (the “Advisory Fees”) increase 5% per year during the ten-year term of the agreement with the exception of fiscal 2009. We recorded Advisory Fees of $4 million for the thirteen weeks ended May 4, 2013 and April 28, 2012, respectively. During the thirteen weeks ended May 4, 2013 and April 28, 2012, we also paid the Sponsors fees of less than $1 million, respectively, for out-of-pocket expenses.
In the event that the Advisory Agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement. The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.
From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. During the thirteen weeks ended May 4, 2013 and April 28, 2012, investment funds or accounts advised by KKR held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $2 million and $1 million during the thirteen weeks ended May 4, 2013 and April 28, 2012, respectively.
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $2 million for the thirteen weeks ended May 4, 2013 and April 28, 2012, respectively, with respect to 0.9% and 0.8%, respectively, of our operated stores, which includes Toys “R” Us Express stores (“Express stores”). Of the aggregate amount paid, less than $1 million for the thirteen weeks ended May 4, 2013 and April 28, 2012, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.
Each of the Sponsors, either directly or through affiliates, has ownership interests in a broad range of companies (“Portfolio Companies”) with whom we may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies are significant enough to be considered material to the Sponsors or to our business.

Real Estate Arrangements with Affiliates — We leased 380 and 386 properties from affiliates of Parent as of May 4, 2013 and April 28, 2012, respectively. Selling, general and administrative expenses (“SG&A”) includes lease expense of $72 million and $76 million, respectively, which includes reimbursement of expenses of $12 million and $11 million related to these leases for the thirteen weeks ended May 4, 2013 and April 28, 2012, respectively.
Other Transactions with Toys “R” Us Property Company I, LLC (“TRU Propco I”) — Under the master lease agreement with our affiliate, TRU Propco I, we may be required to recognize an expense in conjunction with a store closure through the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property or the anticipated sublease income to be received by the Company.
For the thirteen weeks ended May 4, 2013 and April 28, 2012, SG&A includes $3 million and $4 million, respectively, related to expenses associated with payments in connection with store closures.
Management Service Fees and Other — We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (“DSA”). The amounts charged are allocated based on a formula for each affiliate, as defined in the DSA, and are recorded in Other income, net on our Condensed Consolidated Statements of Operations. The amount we charged to Parent and other affiliates for the thirteen weeks ended May 4, 2013 and April 28, 2012 for these services was $2 million, respectively.
In addition, we incurred $3 million of service fees for the thirteen weeks ended May 4, 2013 and April 28, 2012, respectively, which primarily related to fees associated with our China sourcing office. These costs are recorded within SG&A on our Condensed Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement (the “ITASSA”) — We provide information technology services, store operations services, internal audit services, and financial services to a number of our international affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. For the thirteen weeks ended May 4, 2013 and April 28, 2012, our affiliates were charged $6 million, respectively, for these services, which are classified on our Condensed Consolidated Statements of Operations as Other income, net.
Licensing Arrangements with Affiliates — We own intellectual property used by us and Parent’s foreign affiliates in the toy, juvenile (including baby) and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen weeks ended May 4, 2013 and April 28, 2012, we charged Parent’s foreign affiliates license fees of $16 million and $18 million, respectively, which are classified on our Condensed Consolidated Statements of Operations as Other revenues.
Dividends Paid to Parent — We make restricted payments or other distributions or advances to Parent for general corporate purposes including, among other things, to pay interest, repay, refinance, repurchase, redeem, defease or otherwise satisfy indebtedness of our Parent or any of its subsidiaries. For the thirteen weeks ended May 4, 2013 and April 28, 2012, we paid dividends to Parent of $40 million and $35 million, respectively.
Stock Compensation Expense — For the thirteen weeks ended May 4, 2013 and April 28, 2012, $2 million and $1 million, respectively, of total stock-based compensation expense was recognized in SG&A. Refer to Note 10 entitled “Stock-based compensation” for further details.
Due from Affiliates, Net — As of May 4, 2013, February 2, 2013 and April 28, 2012, Due from affiliates, net, consists of receivables from Parent and affiliates of $742 million, $731 million and $438 million, respectively. In the second quarter of fiscal 2012, we made long-term loans to Parent in the amounts of $175 million and $90 million. The aggregate amount of $265 million of loans to Parent is included in Due from affiliates, net on our Condensed Consolidated Balance Sheets. In connection with loans to and from Parent, we incur related party interest expense and receive related party interest income.
As of May 4, 2013, February 2, 2013 and April 28, 2012, $14 million, $15 million and $14 million of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets, respectively.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily include rent and property taxes under lease agreements. As of May 4, 2013, February 2, 2013 and April 28, 2012, the net amount owed to our affiliates was $12 million, $6 million and $5 million, respectively. These amounts are included in Accrued expenses and other current liabilities on our Condensed Consolidated Balance Sheets.

Short-term Borrowings from Parent — From time to time, we have short-term intercompany loans outstanding with Parent. As of May 4, 2013, February 2, 2013 and April 28, 2012, we maintained balances of $294 million, $22 million and $45 million, respectively, in short-term intercompany loans from Parent. For the thirteen weeks ended May 4, 2013 and April 28, 2012, we incurred $1 million, respectively, of related party interest expense associated with our short-term intercompany loans from Parent.

9. Dispositions
During the thirteen weeks ended May 4, 2013, we sold idle properties and certain assets for gross proceeds of $2 million, resulting in a net gain of $1 million.

10. Stock-based compensation
Effective in March 2013, the Toys “R” Us, Inc. 2005 Management Equity Plan (the “Management Equity Plan”) was further revised to provide that any participant in the Management Equity Plan, who is a former employee of the Company as of March 1, 2013 or who continues to be employed by the Company, has the right to put to our Parent (i) in 2013, up to 50% of his or her Original Investment Shares, the number of shares that would be equal to the value of their original investment, held at March 1, 2013 and (ii) in 2014, any or all of the participant’s then remaining Original Investment Shares, in each case, during permitted transaction windows, until the occurrence of an initial public offering of our Parent. In each case, the purchase price per share payable by our Parent in connection with any such put rights will be the fair market value determined as of a date determined by our Parent’s Board of Directors that is the anticipated closing date of the repurchase.
Additionally, effective in March 2013, the Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”) was amended to provide that any participant in the 2010 Incentive Plan has the right to put to our Parent any or all of the restricted stock that becomes vested as well as any net shares acquired upon vesting of restricted stock units beginning six months after the applicable vesting date of these awards.
Our Parent accounted for the modifications to the Management Equity Plan and 2010 Incentive Plan in accordance with ASC Topic 718, “Compensation - Stock Compensation” and ASC Topic 480, “Distinguishing Liabilities from Equity,” and determined that the impacted awards retained equity classification. However, as the equity awards are redeemable for cash at the option of the holder and redemption is probable, the shares have been recorded by our Parent in temporary equity at their redemption value. Therefore, the Company concluded that the modification did not have an impact to the Condensed Consolidated Financial Statements.
Subsequent Event
On May 24, 2013, our Parent granted service-based options and restricted stock units under the 2010 Incentive Plan. The options were granted at an exercise price equal to the fair value of the shares on the date of the grant and follow a graded vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting in equal annual installments over the subsequent two years, subject to the participant’s continued employment with us, and will vest automatically upon a change of control of our Parent. All options expire ten years from the date of the grant. The restricted stock units were valued at fair market value on the date of grant of $30.00 per share. The restricted stock units for certain officers follow the same graded vesting schedule as the options granted, while the restricted stock units for other officers cliff vest 100% on the second anniversary of the award, subject to the participant’s continued employment with the Company, and will vest automatically upon a change in control of our Parent.

11. Accumulated other comprehensive (loss) income
Total other comprehensive (loss) income is included in the Condensed Consolidated Statements of Comprehensive Loss and Condensed Consolidated Statements of Stockholder’s Equity. Accumulated other comprehensive (loss) income is reflected in Total stockholder’s equity on the Condensed Consolidated Balance Sheets, as follows:

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized loss on hedged transactions, net of tax	Accumulated other comprehensive (loss) income
Balance, January 28, 2012	$3	$(3)	$—
Other comprehensive income	9	—	9
Balance, April 28, 2012	$12	$(3)	$9

Balance, February 2, 2013	$5	$(2)	$3
Other comprehensive loss	(6)	—	(6)
Balance, May 4, 2013	$(1)	$(2)	$(3)

12. Recent accounting pronouncements
In April 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting” (“ASU 2013-07”). ASU 2013-07 clarifies when an entity should apply the liquidation basis of accounting and provides principles for the measurement of associated assets and liabilities, as well as required disclosures. The amendments in this standard are effective prospectively for entities that determine liquidation is imminent for reporting periods beginning after December 15, 2013, with early adoption permitted. The adoption of ASU 2013-07 is not expected to have a material impact on our Condensed Consolidated Financial Statements.
In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”). ASU 2013-05 provides clarification regarding whether Subtopic 810-10, Consolidation - Overall, or Subtopic 830-30, Foreign Currency Matters - Translation of Financial Statements, applies to the release of cumulative translation adjustments into net income when a reporting entity either sells a part or all of its investment in a foreign entity or ceases to have a controlling financial interest in a subsidiary or group of assets that constitute a business within a foreign entity. The amendments in this ASU are effective prospectively for reporting periods beginning after December 15, 2013, with early adoption permitted. The adoption of ASU 2013-05 is not expected to have a material impact on our Condensed Consolidated Financial Statements.
In February 2013, the FASB issued ASU No. 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (“ASU 2013-04”). ASU 2013-04 provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the reporting entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires an entity to disclose the nature and amount of those obligations. The amendments in this ASU are effective for reporting periods beginning after December 15, 2013, with early adoption permitted. Retrospective application is required. The adoption of ASU 2013-04 is not expected to have a material impact on our Condensed Consolidated Financial Statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc., a Delaware corporation, and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Annual Financial Statements for the fiscal year ended February 2, 2013, included as an exhibit to Parent’s Form 8-K filed on May 3, 2013 and the Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business
We generate sales, earnings and cash flows by retailing merchandise in our core toy, entertainment, juvenile (including baby), learning and seasonal product categories in the United States, Canada and Puerto Rico. Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile (including baby) product offerings in 875 stores in 49 states and Puerto Rico; and Toys “R” Us – Canada (“Canada”), which sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal product categories through 98 stores. In addition, as of May 4, 2013, we operated 116 Toys “R” Us Express stores (“Express stores”), including 60 Express stores with a cumulative lease term of at least two years. Domestic and Canada segments also include their respective Internet operations.

Financial Performance
As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen weeks ended May 4, 2013 compared to the thirteen weeks ended April 28, 2012:

	13 Weeks Ended
($ In millions)	May 4, 2013	April 28, 2012
Total revenues	$1,671	$1,813
Gross margin	627	696
Gross margin as a percentage of Total revenues	37.5%	38.4%
Selling, general and administrative expenses	$625	$625
Selling, general and administrative expenses as a percentage of Total revenues	37.4%	34.5%
Net loss	$(51)	$(14)
Total revenues for the thirteen weeks ended May 4, 2013 decreased by $142 million compared to the same period last year. Foreign currency translation decreased Total revenues by approximately $4 million for the thirteen weeks ended May 4, 2013. Excluding the impact of foreign currency translation, the decline in Total revenues was primarily due to a decrease in comparable store net sales.
Gross margin, as a percentage of Total revenues, for the thirteen weeks ended May 4, 2013 decreased by 0.9 percentage points compared to the same period last year primarily as a result of margin rate declines within certain categories, partially offset by improvements in sales mix away from lower margin products.
Selling, general and administrative expenses (“SG&A”) for the thirteen weeks ended May 4, 2013 remained consistent compared to the same period last year. Foreign currency translation decreased SG&A by approximately $1 million.
Net loss for the thirteen weeks ended May 4, 2013 increased by $37 million compared to the same period last year primarily due to a decrease in Gross margin dollars, partially offset by increases in Income tax benefit and Interest income.

Comparable Store Net Sales
In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores with a cumulative lease term of at least two years and that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.
Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more and on-line, we can better gauge how the core store base and e-commerce businesses are performing since comparable store net sales excludes the impact of store openings and closings.
Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.
The following table discloses the change in our comparable store net sales for the thirteen weeks ended May 4, 2013 and April 28, 2012:

	13 Weeks Ended
	May 4, 2013 vs. 2012	April 28, 2012 vs. 2011
Domestic	(8.4)%	(0.8)%
Canada	(2.2)%	0.9%

Percentage of Total Revenues by Product Category

	13 Weeks Ended
	May 4, 2013	April 28, 2012
Core Toy	11.9%	11.4%
Entertainment	7.2%	8.2%
Juvenile	49.0%	49.1%
Learning	16.8%	15.9%
Seasonal	13.4%	13.4%
Other (1)	1.7%	2.0%
Total	100%	100%

(1)	Consists primarily of licensing fees from Parent’s foreign affiliates and certain third party licensees, as well as other non-product related revenues.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

Store Count by Segment

	May 4, 2013	April 28, 2012	Change
Domestic (1)	875	874	1
Canada (2)	98	81	17
Total (3)	973	955	18

(1)
Store count as of May 4, 2013 includes 208 side-by-side (“SBS”) stores, 20 Babies “R” Us Express (“BRU Express”) stores and 62 Juvenile Expansions. Store count as of April 28, 2012 included 186 SBS stores, 20 BRU Express stores and 62 Juvenile Expansions.

(2)	Store count as of May 4, 2013 includes 48 SBS stores and five BRU Express stores. Store count as of April 28, 2012 included 44 SBS stores and four BRU Express stores.

(3)
Express stores with a cumulative lease term of at least two years are included in our overall store count, while the remaining locations are excluded. As of May 4, 2013, there were 81 Domestic and 35 Canada Express stores open, 36 and 24 of which have been included in our overall store count within our Domestic and Canada segments, respectively. As of April 28, 2012, there were 51 Domestic and 38 Canada Express stores open, 35 and nine of which were included in our overall store count within our Domestic and Canada segments, respectively.

Net Loss

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012	Change
Toys “R” Us - Delaware	$(51)	$(14)	(37)
Net loss increased by $37 million to $51 million for the thirteen weeks ended May 4, 2013, compared to $14 million for the same period last year. The increase in Net loss was primarily due to a decrease in Gross margin dollars of $69 million. Partially offsetting this amount was an increase in Income tax benefit of $23 million and an increase in Interest income of $7 million primarily due to loans made to Parent in the second quarter of fiscal 2012.

Total Revenues

	13 Weeks Ended
					Percentage of Total revenues
($ In millions)	May 4, 2013	April 28, 2012	$ Change	% Change	May 4, 2013	April 28, 2012
Domestic	$1,499	$1,639	$(140)	(8.5)%	89.7%	90.4%
Canada	172	174	(2)	(1.1)%	10.3%	9.6%
Toys “R” Us - Delaware	$1,671	$1,813	$(142)	(7.8)%	100.0%	100.0%
Total revenues decreased by $142 million or 7.8%, to $1,671 million for the thirteen weeks ended May 4, 2013, compared to $1,813 million for the same period last year. Total revenues for the thirteen weeks ended May 4, 2013 included the impact of foreign currency translation, which decreased Total revenues by approximately $4 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for the thirteen weeks ended May 4, 2013 was primarily due to a decrease in comparable store net sales. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions.
Total revenues for the thirteen weeks ended May 4, 2013 and April 28, 2012 included $16 million and $18 million of licensing fees charged to our Parent’s foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment decreased by $140 million or 8.5%, to $1,499 million for the thirteen weeks ended May 4, 2013, compared to $1,639 million for the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 8.4%.
The decrease in comparable store net sales resulted primarily from decreases in our juvenile (including baby), entertainment and seasonal categories. The decrease in our juvenile (including baby) category was primarily due to decreased sales of infant care products and apparel. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our seasonal category was primarily due to decreased sales of outdoor products.
Canada
Total revenues for the Canada segment decreased by $2 million or 1.1%, to $172 million for the thirteen weeks ended May 4, 2013, compared to $174 million for the same period last year. Excluding a $4 million decrease in Total revenues due to foreign currency translation, Canada Total revenues remained relatively consistent with the same period last year. Comparable store net sales declined 2.2%.
The decrease in comparable store net sales resulted primarily from decreases in our seasonal and juvenile (including baby)categories. The decrease in our seasonal category was primarily due to decreased sales of outdoor products. The decrease in our juvenile (including baby) category was primarily due to decreased sales of furniture.

Cost of Sales and Gross Margin
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

Gross Margin

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	May 4, 2013	April 28, 2012	$ Change	May 4, 2013	April 28, 2012	Change
Domestic	$558	$628	$(70)	37.2%	38.3%	(1.1)%
Canada	69	68	1	40.1%	39.1%	1.0%
Toys “R” Us - Delaware	$627	$696	$(69)	37.5%	38.4%	(0.9)%
Gross margin decreased by $69 million to $627 million for the thirteen weeks ended May 4, 2013, compared to $696 million for the same period last year. Foreign currency translation decreased Gross margin by approximately $2 million.
Gross margin, as a percentage of Total revenues, decreased by 0.9 percentage points for the thirteen weeks ended May 4, 2013 compared to the same period last year. Gross margin, as a percentage of Total revenues, was primarily impacted by margin rate declines within certain categories, partially offset by improvements in sales mix away from lower margin products.
Domestic
Gross margin decreased by $70 million to $558 million for the thirteen weeks ended May 4, 2013, compared to $628 million for the same period last year. Gross margin, as a percentage of Total revenues, decreased by 1.1 percentage points for the thirteen weeks ended May 4, 2013 compared to the same period last year.
The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from margin rate declines, predominantly in our juvenile (including baby) and seasonal categories. Partially offsetting these decreases were improvements in sales mix away from lower margin products, predominantly in our entertainment category.
Canada
Gross margin increased by $1 million to $69 million for the thirteen weeks ended May 4, 2013, compared to $68 million for the same period last year. Foreign currency translation decreased Gross margin by approximately $2 million. Gross margin, as a percentage of Total revenues, increased by 1.0 percentage point for the thirteen weeks ended May 4, 2013 compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products, predominantly in our entertainment category.

Selling, General and Administrative Expenses
The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	May 4, 2013	April 28, 2012	$ Change	May 4, 2013	April 28, 2012	Change
Toys “R” Us - Delaware	$625	$625	$—	37.4%	34.5%	2.9%
SG&A remained consistent at $625 million for the thirteen weeks ended May 4, 2013, compared to the same period last year. Foreign currency translation decreased SG&A by approximately $1 million. As a percentage of Total revenues, SG&A increased by 2.9 percentage points.

Depreciation and Amortization

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012	Change
Toys “R” Us - Delaware	$64	$62	$2
Depreciation and amortization increased by $2 million to $64 million for the thirteen weeks ended May 4, 2013, compared to $62 million for the same period last year.

Other Income, Net
Other income, net includes the following:

•	credit card program income;

•	information technology and administrative support service income;

•	gift card breakage income;

•	management service fees income;

•	impairment of long-lived assets;

•	net gains on sales of properties; and

•	other operating income and expenses.

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012	Change
Toys “R” Us - Delaware	$22	$17	$5
Other income, net increased by $5 million to $22 million for the thirteen weeks ended May 4, 2013, compared to $17 million for the same period last year. The increase was primarily due to a $4 million increase in credit card program income.

Interest Expense

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012	Change
Toys “R” Us - Delaware	$58	$57	1
Interest expense increased by $1 million to $58 million for the thirteen weeks ended May 4, 2013, compared to $57 million for the same period last year.

Interest Income

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012	Change
Toys “R” Us - Delaware	$16	$9	$7

Interest income increased by $7 million to $16 million for the thirteen weeks ended May 4, 2013, compared to $9 million for the same period last year. The increase was primarily due to the issuance of two loans for an aggregate amount of $265 million made to Parent in the second quarter of fiscal 2012. Refer to Note 8 to the Condensed Consolidated Financial Statements entitled “Related party transactions” for further details.

Income Tax Benefit
The following table summarizes our income tax benefit and effective tax rates for the thirteen weeks ended May 4, 2013 and April 28, 2012:

	13 Weeks Ended
($ In millions)	May 4, 2013	April 28, 2012
Loss before income taxes	$(82)	$(22)
Income tax benefit	31	8
Effective tax rate	(37.8)%	(36.4)%
The effective tax rates for the thirteen weeks ended May 4, 2013 and April 28, 2012 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 39.3% for the thirteen weeks ended May 4, 2013 compared to 39.3% for the same period last year.
For the thirteen weeks ended May 4, 2013, our effective tax rate was impacted by a tax expense of $1 million related to state income taxes. For the thirteen weeks ended April 28, 2012, our effective tax rate was impacted by tax expense of approximately $1 million related to changes to our liability for uncertain tax positions.

Liquidity and Capital Resources
Overview
As of May 4, 2013, we were in compliance with all of the covenants related to our outstanding debt. At May 4, 2013, under our $1.85 billion secured revolving credit facility (“ABL Facility”), we had outstanding borrowings of $61 million, a total of $111 million of outstanding letters of credit and excess availability of $949 million. We are also subject to a minimum excess availability covenant, which was $125 million at May 4, 2013 with remaining availability of $824 million in excess of the covenant.
In addition, from time to time, we may have short-term intercompany loans outstanding from Parent. As of May 4, 2013, February 2, 2013 and April 28, 2012, we had outstanding balances of $294 million, $22 million and $45 million in short-term intercompany loans from Parent.
We are dependent on the borrowings provided by our lenders to support our working capital needs, capital expenditures and to service debt. As of May 4, 2013, we have funds available to finance our operations under our ABL Facility through August 2015. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represents the purchase of inventory), servicing debt, remodeling existing stores (including conversions), financing construction of new stores and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season.
Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our ABL Facility. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our debt instruments. The funds provided to Parent may be used for general corporate purposes, including, without limitation, for paying interest, repaying, refinancing, repurchasing, redeeming, defeasing or otherwise satisfying indebtedness of our Parent or of its subsidiaries.
Although we believe that cash generated from operations, along with our existing cash and ABL Facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our ability to refinance our maturing debt and available resources in the future.

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores and remodeling existing stores (including conversions), in line with our commitment to our toy and juvenile integration strategy, as well as improving and enhancing our information technology and logistics systems. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.
The following table discloses our capital expenditures for the thirteen weeks ended May 4, 2013 and April 28, 2012:

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012
Other store-related projects (1)	$22	$12
New stores (2)	11	7
Information technology	8	11
Conversion projects (3)	2	5
Distribution centers	2	4
Total capital expenditures	$45	$39

(1)Includes other store-related projects (other than conversion projects) such as store updates.
(2)Primarily includes SBS relocations as well as single format stores (including Express stores).
(3)Primarily includes SBS conversions as well as other remodels pursuant to our juvenile integration strategy.

Cash Flows

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012	$ Change
Net cash used in operating activities	$(255)	$(72)	$(183)
Net cash used in investing activities	(43)	(33)	(10)
Net cash provided by financing activities	291	101	190
Effect of exchange rate changes on Cash and cash equivalents	(1)	1	(2)
Net decrease during period in Cash and cash equivalents	$(8)	$(3)	$(5)

Cash Flows Used in Operating Activities
Net cash used in operating activities increased $183 million to $255 million for the thirteen weeks ended May 4, 2013, compared to $72 million for the thirteen weeks ended April 28, 2012. The increase in net cash used in operating activities was primarily the result of an increase in merchandise inventories primarily due to a decline in Net sales, the timing of vendor payments and an increase in Net loss.

Cash Flows Used in Investing Activities
Net cash used in investing activities increased $10 million to $43 million for the thirteen weeks ended May 4, 2013, compared to $33 million for the thirteen weeks ended April 28, 2012. The increase in net cash used in investing activities was the result of an increase in capital expenditures of $6 million and a decrease in proceeds from sales of fixed assets of $4 million.

Cash Flows Provided by Financing Activities
Net cash provided by financing activities increased $190 million to $291 million for the thirteen weeks ended May 4, 2013, compared to $101 million for the thirteen weeks ended April 28, 2012. The increase in net cash provided by financing activities was primarily the result of an increase of $351 million in net short-term borrowings from Parent, partially offset by a decrease of $158 million in net long-term debt borrowings.

Debt
Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details on our debt.
As of May 4, 2013, we had total indebtedness (excluding Short-term borrowings from Parent) of approximately $2,639 million, of which $2,425 million was secured indebtedness.

We and our subsidiaries, as well as the Sponsors or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to our Condensed Consolidated Financial Statements entitled “Related party transactions.”

Contractual Obligations
Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. Refer to the “CONTRACTUAL OBLIGATIONS” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Financial Statements for the fiscal year ended February 2, 2013 included as an exhibit to Parent’s Form 8-K filed on May 3, 2013, for details on our contractual obligations.

Critical Accounting Policies
Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Financial Statements for the fiscal year ended February 2, 2013 included as an exhibit to Parent’s Form 8-K filed on May 3, 2013, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements
In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”). This amendment requires an entity to present, either on the face of the financial statement or in the notes, the effects on the line items of net income due to significant amounts reclassified out of accumulated other comprehensive income, as well as provide cross-references to other required reclassification disclosures, where applicable. As of February 3, 2013, the Company adopted ASU 2013-02 and has elected to present the significant amounts reclassified in a tabular format in the Notes to the Condensed Consolidated Financial Statements.
In July 2012, the FASB issued ASU No. 2012-02, “Intangibles - Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”). ASU 2012-02 provides an entity the option to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. The results of the qualitative assessment will determine whether it is necessary to perform the quantitative impairment test described in Topic 350. The Company adopted the amendments effective February 3, 2013. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”), which requires an entity to disclose information about derivatives subject to enforceable master netting arrangements, including rights of offset, to enable users of its financial statements to understand the effect of those arrangements on its financial position. Subsequently, in January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” (“ASU 2013-01”), which clarifies which instruments and transactions are subject to the offsetting disclosure requirements established by ASU 2011-11.  The Company adopted ASU 2011-11 and ASU 2013-01 as of February 3, 2013, and the presentation and disclosure requirements were applied retrospectively. Other than the enhanced disclosures, the adoption of these pronouncements did not impact our Condensed Consolidated Financial Statements.
In December 2011, the FASB issued ASU 2011-10, “Property, Plant, and Equipment (Topic 360): Derecognition of in Substance Real Estate - a Scope Clarification” (“ASU 2011-10”). The purpose of this update is to resolve the diversity in practice about whether the guidance under ASC Subtopic 360-20, “Property, Plant, and Equipment - Real Estate Sales”, applies to a parent that ceases to have a controlling financial interest in a subsidiary, as specified under ASC Subtopic 810-10, “Non-Controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”, that is in substance real estate as a result of default on the subsidiary's nonrecourse debt. ASU 2011-10 clarifies the accounting for such transactions is based on substance rather than form, specifically that the parent should only derecognize the real estate, debt and results of operations of the subsidiary when legal title to the real estate is transferred to the lender and the related nonrecourse debt has been extinguished. The Company adopted the amendments effective February 3, 2013, and applied the guidance prospectively. The adoption of ASU 2011-10 did not have an impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that the Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings, estimates regarding future effective tax rates and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, our ability to implement our strategy, the availability of adequate financing, access to trade credit, changes in consumer preferences, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A “RISK FACTORS” of our Parent’s Annual Report on Form 10-K filed on March 29, 2013, as well as our Parent’s other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.